Exhibit 2

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of December 31, 2019, Vale S.A. (“Vale,” the “Company,” “we,” “us,” and “our”) had the following classes of securities registered pursuant to Section 12(b) of the Exchange Act:

Table	Title of Each Class	Trading Symbol	Name of Exchange on Which Registered
I	Common shares of Vale, no par value per share		New York Stock Exchange*
II	American Depositary Shares (evidenced by American Depositary Receipts), each representing one common share of Vale	VALE	New York Stock Exchange
	6.250% Guaranteed Notes due 2026, issued by Vale Overseas	VALE/26	New York Stock Exchange
	8.250% Guaranteed Notes due 2034, issued by Vale Overseas	VALE/34	New York Stock Exchange
III	6.875% Guaranteed Notes due 2036, issued by Vale Overseas	VALE/36	New York Stock Exchange
	6.875% Guaranteed Notes due 2039, issued by Vale Overseas	VALE39	New York Stock Exchange
	5.625% Notes due 2042, issued by Vale S.A.	VALE42	New York Stock Exchange

*      Shares are not listed for trading, but only in connection with the registration of American Depositary Shares pursuant to the requirements of the New York Stock Exchange.

Capitalized terms used but not defined herein have the meanings given to them in our annual report on Form 20-F for the fiscal year ended December 31, 2019.

I.             COMMON SHARES

Set forth below is certain information concerning our authorized and issued share capital and a brief summary of certain significant provisions of our bylaws and Brazilian corporate law.  This description does not purport to be complete and is qualified by reference to our bylaws (an English translation of which we have filed with the SEC) and to Brazilian corporate law.

A copy of our bylaws is attached to our annual report as Exhibit 1.  We encourage you to read our bylaws and the applicable sections of our annual report for additional information.

Share Capital

Our capital stock is composed of common shares and golden shares, all without par value. As of December 31, 2019 our share capital was represented by 5,128,282,457 common shares and 12 golden shares issued to the Brazilian government.  Our common shares are publicly traded in Brazil on the B3, under the ticker symbol VALE3. Our common shares also trade on the LATIBEX, under the ticker symbols XVALO.

Voting Rights

The golden shares are preferred shares held by the Brazilian Federal Government that entitle the holder to veto any proposed action relating to the following matters:

•                                          a change in our name;

•                                          a change in the location of our head office;

•                                          a change in our corporate purpose as regards mining activities;

•                                          our liquidation;

•                                          any disposal or winding up of activities in any of the following parts of our iron ore mining integrated systems: mineral deposits, ore deposits, mines, railways, or ports and maritime terminals;

•                                          any change in the bylaws relating to the rights afforded to the classes of capital stock issued by us; and

•                                          any change in the bylaws relating to the rights afforded the golden shares.

Pursuant to Brazilian corporate law, non-controlling shareholders holding common shares representing at least 15% of a company’s voting capital have the right to appoint one member and an alternate to the board of directors.  Non-controlling holders of common shares may also elect one member of the Fiscal Council and an alternate, pursuant to applicable CVM rules.  Holders of the golden shares may elect one member of the permanent Fiscal Council and the respective alternate.

Under Brazilian corporate law, minority shareholders representing at least 10% of a company’s voting capital have the right to demand that a cumulative voting procedure be adopted to entitle each common share to as many votes as there are board members and to give each common share the right to vote cumulatively for only one candidate of our board of directors or to distribute its votes among several candidates. Pursuant to regulations promulgated by the CVM, the 10% threshold requirement for the exercise of cumulative voting procedures may be reduced depending on the amount of capital stock of the company.  For a company like us, the threshold is 5%.  Thus, shareholders representing 5% of our voting capital may demand the adoption of a cumulative voting procedure.

Our Ordinary General Shareholders’ Meeting must be held by April 30 of each year, for shareholders to resolve upon our financial statements, distribution of profits, election of members of our Board of Directors and Fiscal Council, if necessary, and compensation of senior management. Extraordinary General Shareholders’ Meetings may be convened by the Board of Directors as necessary in order to decide all other matters relating to our corporate purposes and to pass such other resolutions as may be necessary.

Pursuant to Brazilian corporate law, shareholders voting at a general shareholders’ meeting have the power, among other powers, to:

•                                          amend the bylaws;

•                                          elect or dismiss members of the Board of Directors and members of the Fiscal Council at any time;

•                                          establish the remuneration of senior management and members of the Fiscal Council;

•                                          receive annual reports by management and accept or reject management’s financial statements and recommendations including the allocation of net profits and the distributable amount for payment of the mandatory dividend and allocation to the various reserve accounts;

•                                          authorize the issuance of convertible and secured debentures;

•                                          suspend the rights of a shareholder in default of obligations established by law or by the bylaws;

•                                          accept or reject the valuation of assets contributed by a shareholder in consideration for issuance of capital stock;

•                                          pass resolutions to reorganize our legal form, to merge, consolidate or split us, to dissolve and liquidate us, to elect and dismiss our liquidators and to examine their accounts; and

•                                          authorize management to file for bankruptcy or to request a judicial restructuring.

Pursuant to CVM recommendations, all general shareholders’ meetings, including the annual shareholders’ meeting, require no fewer than 30 days’ notice to shareholders prior to the scheduled meeting date.  Where any general shareholders’ meeting is adjourned, 8 days prior notice to shareholders of the reconvened meeting is required.  Pursuant to Brazilian corporate law, this notice to shareholders is required to be published no fewer than three times, in the Diário Oficial do Estado do Rio de Janeiro and in a newspaper with general circulation in the city where we have our registered office, in Rio de Janeiro; Valor Econômico—Estado do Rio de Janeiro is the newspaper currently designated for this purpose.  Such notice must contain the agenda for the meeting and, in the case of an amendment to our bylaws, an indication of the meeting’s subject matter.  In addition, under our bylaws, the holder of the golden shares is entitled to a minimum of 15 days’ prior formal notice to its legal representative of any general shareholders’ meeting to consider any proposed action subject to the veto rights accorded to the golden shares.

A shareholders’ meeting may be held if shareholders representing at least one-quarter of the voting capital are present, except as otherwise provided, including for meetings convened to amend our bylaws, which require a quorum of at least two-thirds of the voting capital.  If no such quorum is present, notice must again be given in the same manner as described above, and a meeting may then be convened without any specific quorum requirement, subject to the minimum quorum and voting requirements for certain matters, as discussed below.

Except as otherwise provided by law, resolutions of a shareholders’ meeting are passed by a simple majority vote, abstentions not being taken into account.  Under Brazilian corporate law, the approval of shareholders representing at least one-half of the issued and outstanding voting shares is required for the types of action described below, as well as, in the case of the first two items below, a majority of issued and outstanding shares of the affected class:

•                                          creating a new class of preferred shares with greater privileges than the golden shares or changing a priority, preference, right, privilege or condition of redemption or amortization of the golden shares;

•                                          reducing the mandatory dividend;

•                                          changing the corporate purposes;

•                                          merging us with another company or consolidating or splitting us;

•                                          participating in a centralized group of companies as defined under Brazilian corporate law;

•                                          dissolving or liquidating us; and

•                                          canceling any ongoing liquidation of the Company.

Whenever the shares of any class of capital stock are entitled to vote, each share is entitled to one vote.  Annual shareholders’ meetings must be held by April 30 of each year.  Shareholders’ meetings are called, convened and presided over by the chairman or, in case of his absence, by the vice-chairman of our Board of Directors.  In the case of temporary impediment or absence of the chairman or vice-chairman of the Board of Directors, the shareholders’ meetings may be chaired by their respective alternates, or in the absence or impediment of such alternates, by a director or other person especially appointed by the chairman of the Board of Directors.

A shareholder may be represented at a general shareholders’ meeting by a proxy appointed in accordance with applicable Brazilian law not more than one year before the meeting, who must be a shareholder, a company officer, a lawyer or a financial institution.  If the proxy document is in a foreign language, it must be accompanied by corporate documents or a power of attorney, as applicable, each duly translated into Portuguese by a sworn translator.  Notarization and consularization of proxies and supporting documents is not required. Proxies and supporting documents in English or Spanish do not require translation.

Liquidation Rights

Under Brazilian corporate law, the approval of shareholders representing at least one-half of the issued and outstanding voting shares is required for dissolving or liquidating us.  Holders of our golden shares have veto rights with respect to any proposed action relating to the liquidation of the Company.  Holders of golden shares do not have any preference upon our liquidation.

Redemption Rights

Our common shares and golden shares are not redeemable, except that a dissenting shareholder is entitled under Brazilian corporate law to obtain redemption upon a decision made at a shareholders’ meeting approving any of the items described under “Voting Rights” in our annual report, as well as:

•                                          any decision to transfer all of our shares to another company in order to make us a wholly owned subsidiary of such company, a stock merger;

•                                          any decision to approve the acquisition of control of another company at a price which exceeds certain limits set forth in Brazilian corporate law; or

•                                          in the event that the entity resulting from (i) a merger, (ii) a stock merger as described above or (iii) a spin-off that we conduct fails to become a listed company within 120 days of the general shareholders’ meeting at which such decision was taken.

The right of redemption triggered by shareholder decisions to merge, consolidate or to participate in a centralized group of companies may only be exercised if our shares do not satisfy certain tests of liquidity, among others, at the time of the shareholder resolution.  The right of redemption lapses 30 days after publication of the minutes of the relevant general shareholders’ meeting, unless the resolution is subject to confirmation by the holder of golden shares (which must be made at a special meeting to be held within one year), in which case the 30-day term is counted from the publication of the minutes of the special meeting.

We would be entitled to reconsider any action giving rise to redemption rights within 10 days following the expiration of such rights if the redemption of shares of dissenting shareholders would jeopardize our financial stability.  Any redemption pursuant to Brazilian corporate law would be made at no less than the book value per share, determined on the basis of the last balance sheet approved by the shareholders; provided that if the general shareholders’ meeting giving rise to redemption rights occurred more than 60 days after the date of the last approved balance sheet, a shareholder would be entitled to demand that his or her shares be valued on the basis of a new balance sheet dated within 60 days of such general shareholders’ meeting.

Changes to Our Share Capital

Our bylaws authorize the issuance of up to 7 billion common shares based solely on the approval of the Board of Directors without any additional shareholder approval.

Each of our shareholders has a general preemptive right to subscribe for shares in any capital increase, in proportion to his or her shareholding.  A minimum period of 30 days following the publication of notice of a capital increase is assured for the exercise of the right, and the right is transferable.  Under our bylaws and Brazilian corporate law, and subject to the requirement for shareholder approval of any necessary increase to our authorized share capital, our Board of Directors may decide not to extend preemptive rights to our shareholders, or to reduce the 30-day period for the exercise of preemptive rights, in each case with respect to any issuance of shares, debentures convertible into shares or warrants in the context of a public offering.

The golden shares entitle the holder to veto any proposed action relating to any change in the bylaws relating to the rights afforded to the classes of capital stock issued by us, among other things.

Under Brazilian corporate law, the approval of shareholders representing at least one-half of the issued and outstanding voting shares is required, as well as a majority of issued and outstanding shares of the affected class, for creating a new class of preferred shares with greater privileges than the golden shares or changing a priority, preference, right, privilege or condition of redemption or amortization of the golden shares.

Whenever the shares of any class of capital stock are entitled to vote, each share is entitled to one vote.

Distributions

Calculation of distributable amount

At each annual shareholders’ meeting, the Board of Directors is required to recommend, based on the executive officers’ proposal, how to allocate our earnings for the preceding fiscal year.  For purposes of Brazilian corporate law, a company’s net income after income taxes and social contribution taxes for such fiscal year, net of any accumulated losses from prior fiscal years and amounts allocated to employees’ and management’s participation in earnings represents its “net profits” for such fiscal year. In accordance with

Brazilian corporate law, an amount equal to our net profits, as further reduced by amounts allocated to the legal reserve, to the fiscal incentive investment reserve, to the contingency reserve or to the unrealized income reserve established by us in compliance with applicable law (discussed below) and increased by reversals of reserves constituted in prior years, is available for distribution to shareholders in any given year.  Such amount, the adjusted net profits, is referred to herein as the distributable amount. We may also establish discretionary reserves, such as reserves for investment projects.

The Brazilian corporate law provides that all discretionary allocations of net profits, including discretionary reserves, the contingency reserve, the unrealized income reserve and the reserve for investment projects, are subject to approval by the shareholders voting at the annual meeting and can be transferred to capital or used for the payment of dividends in subsequent years.  The fiscal incentive investment reserve and legal reserve are also subject to approval by the shareholders voting at the annual meeting and may be transferred to capital but are not available for the payment of dividends in subsequent years.

The sum of certain discretionary reserves may not exceed the amount of our paid-in capital.  When such limit is reached, our shareholders may vote to use the excess to pay in capital, increase capital or distribute dividends.

Our calculation of net profits and allocations to reserves for any fiscal year are determined on the basis of the unconsolidated financial statements of our parent company, Vale S.A., in reais, prepared in accordance with Brazilian corporate law.  Our consolidated financial statements have been prepared in accordance with IFRS using U.S. dollars as the reporting currency and, although our allocations to reserves and dividends will be reflected in these financial statements, investors will not be able to calculate such allocations or required dividend amounts from our consolidated financial statements in U.S. dollars.

Dividends

The Brazilian corporate law and our bylaws prescribe that we must distribute to our shareholders in the form of dividends or interest on shareholders’ equity an annual amount equal to not less than 25% of the distributable amount, referred to as the mandatory dividend, unless the Board of Directors advises our shareholders at our general shareholders’ meeting that payment of the mandatory dividend for the preceding year is inadvisable in light of our financial condition.  To date, our Board of Directors has never determined that payment of the mandatory dividend was inadvisable.  The Fiscal Council must review any such determination and report it to the shareholders. In addition to the mandatory dividend, our Board of Directors may recommend to the shareholders payment of dividends from other funds legally available therefore.  Any payment of interim dividends will be netted against the amount of the mandatory dividend for that fiscal year.  The shareholders must also approve the recommendation of the Board of Directors with respect to any required distribution.  The amount of the mandatory dividend is subject to the size of the legal reserve, the contingency reserve, and the unrealized income reserve.  The amount of the mandatory dividend is not subject to the size of the discretionary tax incentive reserve.

By law, we are required to hold an annual shareholders’ meeting by April 30 of each year at which an annual dividend may be declared.  Additionally, our Board of Directors may declare interim dividends. Under Brazilian corporate law, dividends are generally required to be paid to the holder of record on a dividend declaration date within 60 days following the date the dividend was declared, unless a shareholders’ resolution sets forth another date of payment, which, in either case, must occur prior to the end of the fiscal year in which the dividend was declared.  A shareholder has a three-year period from the dividend payment date to claim dividends (or payments of interest on shareholders’ equity) in respect of its shares, after which we will have no liability for such payments.

Distributions classified as shareholders’ equity

Brazilian companies are permitted to pay limited amounts to shareholders and treat such payments as an expense for Brazilian income tax purposes.  Our bylaws provide for the distribution of interest on shareholders’ equity as an alternative form of payment to shareholders.  The interest rate applied is limited to the Brazilian long-term interest rate, or TJLP, for the applicable period.  The deduction of the amount of interest paid cannot exceed the greater of (1) 50% of net income (after the deduction of the provision of social contribution on net profits and before the deduction of the provision of the corporate income tax) before taking into account any such distribution for the period in respect of which the payment is made or (2) 50% of the sum of retained earnings and profit reserves.  Any payment of interest on shareholders’ equity is subject to Brazilian withholding income tax.  Under our bylaws, the amount paid to shareholders as interest on shareholders’ equity (net of any withholding tax) may be included as part of any mandatory and minimum dividend.  Under Brazilian corporate law, we are obligated to distribute to shareholders an amount sufficient to ensure that the net amount received, after payment by us of applicable Brazilian withholding taxes in respect of the distribution of interest on shareholders’ equity, is at least equal to the mandatory dividend.

Form and Transfer of Shares

Our common shares are in book-entry form registered in the name of each shareholder.  The transfer of such shares is made under Brazilian corporate law, which provides that a transfer of shares is effected by our transfer agent, Banco Bradesco S.A., upon presentation of valid share transfer instructions to us by a transferor or its representative.  When common shares are acquired or sold on a Brazilian stock exchange, the transfer is effected on the records of our transfer agent by a representative of a brokerage firm or the stock exchange’s clearing system.  Transfers of shares by a foreign investor are made in the same way and are executed by the investor’s local agent, who is also responsible for updating the information relating to the foreign investment furnished to the Central Bank of Brazil.

Restrictions on Non-Brazilian Holders

Under Brazilian corporate law, there are no restrictions on ownership of our capital stock by individuals or legal entities domiciled outside Brazil.

However, the right to convert dividend payments and proceeds from the sale of common shares into foreign currency and to remit such amounts outside Brazil is subject to restrictions under foreign investment legislation, which generally requires, among other things, that the relevant investment be registered with the Central Bank of Brazil.  These restrictions on the remittance of foreign capital abroad could hinder or prevent the depositary bank and its agents for the common shares represented by ADSs from converting dividends, distributions or the proceeds from any sale of common shares or rights, as the case may be, into U.S. dollars and remitting such amounts abroad. Delays in, or refusal to grant, any required government approval for conversions of Brazilian currency payments and remittances abroad of amounts owed to holders of ADSs could adversely affect holders of ADRs.

Under CMN Resolution 4,373 of 2014 (“Resolution 4,373”), foreign investors, defined to include individuals, legal entities, mutual funds and other collective investment entities, domiciled or headquartered outside Brazil, may invest in almost all financial assets and engage in almost all transactions available in the Brazilian financial and capital markets, provided that they:

(a)                                 appoint at least one representative in Brazil, with powers to perform actions relating to its investment,

(b)                                 complete the appropriate foreign investor registration form,

(c)                                  register as a foreign investor with the CVM, and register its foreign investment with the Central Bank of Brazil, and

(d)                                 appoint a custodian, duly licensed by the Central Bank of Brazil, if the Brazilian representative in item (1) is not a financial institution.

Resolution 4,373 specifies the manner of custody and the permitted means for trading securities held by foreign investors under the resolution.  The offshore transfer or assignment of securities or other financial assets held by foreign investors pursuant to Resolution 4,373 is prohibited, except for transfers resulting from a corporate reorganization, or occurring upon the death of an investor by operation of law or will.

Shareholder Ownership Disclosure

Pursuant to CVM regulations, a Brazilian public company’s (i) direct or indirect controlling shareholders, (ii) shareholders who have elected members of such company’s board of directors or fiscal council, as well as (iii) any person or group of persons representing the same interest, in each case that has directly or indirectly acquired or sold an interest that exceeds (either upward or downward) the threshold of 5%, or any multiple thereof, of the total number of shares of any type or class, must disclose such shareholder’s or person’s share ownership or divestment, immediately after the acquisition or sale, to the CVM and the B3.

II.            AMERICAN DEPOSITARY SHARES

The following description of the ADSs and certain material provisions of our corporate rules is a summary and does not purport to be complete.  It is subject to, and qualified in its entirety by the Deposit Agreement (as defined below), the form of ADS, which contain the terms of the ADSs, and any applicable law, as amended from time to time.  In the following description, a “Holder” is the person registered with the Depositary (as defined below).

Copies of the Deposit Agreement are available for inspection at the offices of our Depositary.

We encourage you to read the Deposit Agreement (defined below), the ADS form and the applicable sections of our annual report for additional information.

General

In the U.S., we trade ADSs representing our common shares, which are evidenced by ADRs.  Our ADSs, each representing one common share, are traded on the NYSE, under the ticker symbol VALE. An ADR may evidence any number of ADSs.

Citibank N.A. serves as the depositary for our ADSs (the “Depositary”).  The principal executive office of the Depositary is currently located at 388 Greenwich Street, New York, New York 10013, U.S.A.

In its capacity, the Depositary will register and deliver the ADSs, each representing an ownership interest in (i) one common share deposited with the custodian, as agent of the depositary, under the amended and restated common shares deposit agreement dated December 22, 2015 between us, the Depositary, and the Holders and beneficial owners from time to time of the ADSs (the “Deposit Agreement”), and (ii) any other securities, cash or other property which may be held by the Depositary.

Holders may not have the same rights that are attributed to our shareholders by Brazilian law or our bylaws, and the rights of Holders may be subject to certain limitations provided in the deposit agreement or by the securities intermediaries through which Holders hold their securities.

Voting

Whenever we request, the Depositary will distribute to Holders a notice of meeting or solicitation of consent or proxy, along with other voting materials specified in the Deposit Agreement.

Upon the timely receipt from a Holder of voting instructions, the Depositary will endeavor, insofar as practicable and permitted under applicable law, the provisions of the Deposit Agreement, our bylaws and the provisions of the deposited securities, to vote, or cause the custodian to vote, the deposited securities represented by such Holder’s ADSs in accordance with such voting instructions and the applicable provisions of Brazilian law.

Holders will not be entitled to vote ordinary shares directly. Holders are not permitted to attend shareholders’ meetings, and they may only vote by providing instructions to the Depositary.  In practice, the ability of a Holder to instruct the Depositary as to voting will depend on the timing and procedures for providing instructions to the Depositary either directly or through the holder’s custodian and clearing system.  With respect to ADSs for which instructions are not received, the Depositary may, subject to certain limitations, grant a proxy to a person designated by us.

Share Dividends and Other Distributions

We may make various types of distributions with respect to our common shares, as detailed below.  The Depositary will pay to Holders the dividends or other distributions it or the custodian receives on common shares, making any necessary deductions provided for in the Deposit Agreement.  Holders will receive these distributions in proportion to the number of underlying common shares that such ADSs represent.  Except as stated below, the depositary will deliver such distributions to Holders in proportion to their interests in the following manner:

•                Cash. The Depositary will distribute promptly all cash distributions that the custodian receives in respect of deposited ordinary shares, after conversion to U.S. dollars, if applicable, in proportion to their holdings of ADS.  The cash amount distributed will be reduced by any applicable fees, charges and expenses provided for in the Deposit Agreement and any amounts that Vale or the Depositary must withhold on account of taxes.

•                Shares. If we make a share distribution, the Depositary will either 1) distribute additional ADSs which represent in the aggregate the number of shares received as such dividend, or free distribution or 2) if not so distributed, take action to represent rights and interests in the additional integral number of shares distributed upon the deposited securities.  The distribution or action to represent additional shares distributed will be reduced by any applicable fees, charges and expenses provided for in the Deposit Agreement and any amounts that Vale or the Depositary must withhold on account of taxes.

•                Rights. If we request that rights be made available to Holders, the Depositary will, upon receiving satisfactory documentation and determining that such distribution is reasonably practicable, distribute rights to purchase additional ADSs, enable the Holders to exercise such rights and deliver ADSs upon the valid exercise of such rights.  The ability to exercise such rights is subject to the payment of the subscription price, the applicable fees, charges and expenses and taxes.

•                Other Distributions. If we request other distributions be made available to Holders, the Depositary will, upon receiving satisfactory documentation and determining that such distribution is reasonably practicable, distribute the property in proportion to their holdings of ADS.

•                Elective Distributions in Cash or Shares. If we request elective distribution be made available to Holders, the Depositary will, upon receiving satisfactory documentation and determining that such distribution is reasonably practicable, establish procedures to enable Holders to elect the receipt of the proposed distribution in cash or in additional ADSs.

Procedures for Transmitting Notices, Reports and Proxy Soliciting Material

The Depositary will make available for inspection by Holders at its principal office, any reports and communications, including any proxy soliciting materials, received from us which are both (a) received by the Depositary, the custodian, or the nominee of either of them as the holder of the deposited property and (b) made generally available to the holders of such deposited property by us.

The Depositary will also provide or make available to Holders copies of reports furnished by us regarding any meeting of holders of shares or other deposited securities, or of any adjourned meeting of such holders, or of the taking of any action by such holders other than at a meeting, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of deposited securities.

The Depositary will also provide or make available to Holders copies of reports furnished by us regarding other notices, reports and communications which are made generally available by us to holders of our shares or other deposited securities.

Any notices to be given to any Holder will be deemed to have been duly given if (a) personally delivered or sent by mail or cable, telex or facsimile transmission, confirmed by letter, addressed to such Holder at the address of such Holder as it appears on the books of the Depositary or, if such Holder filed with the Depositary a request that notices intended for such Holder be mailed to some other address, at the address specified in such request, or (b) if a Holder designated such means of notification as an acceptable means of notification under the terms of the Deposit Agreement, by means of electronic messaging addressed for delivery to the e-mail address designated by the Holder.  Notice to Holders will be deemed to be notice to beneficial owners.  Failure to notify a Holder or any defect in the notification to a Holder will not affect the sufficiency of notification to other Holders or to the beneficial owners of ADSs held by such other Holders.

Amendment and Termination

Amendment

The provisions of the Deposit Agreement and the form of ADR attached and to be issued under the terms of the Deposit Agreement may at any time and from time to time be amended or supplemented by written agreement between us and the Depositary in any respect which they may deem necessary or desirable without the prior written consent of the Holders or beneficial owners.

Any amendment or supplement which imposes or increases any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which otherwise materially prejudices any substantial existing right of Holders or beneficial owners, will not take effect as to outstanding ADSs until thirty (30) days after notice of such amendment or supplement has been given to the Holders.  No amendment or supplement may impair the right of any Holder to surrender ADSs and receive in return the ordinary shares represented thereby.

Termination

Whenever we request, the Depositary has agreed to terminate the Deposit Agreement by distributing notice of such termination to the Holders of all ADSs then outstanding at least thirty (30) days prior to the date fixed in such notice for such termination.  The Depositary may likewise terminate the Deposit Agreement by mailing a termination notice to us and the Holders then outstanding if at any time 90 days shall have expired since the Depositary delivered a written notice to us of its election to resign and a successor depositary shall not have been appointed and accepted its appointment.

If any ADSs remain outstanding after the date of any termination, the registrar and the Depositary will continue to 1) collect dividends and other distributions pertaining to deposited securities, 2) sell deposited property received in respect of deposited securities, and 3) deliver deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any other deposited property, in exchange for ADSs surrendered to the Depositary.

At any time after the date of termination, the Depositary may sell the deposited property then held under the Deposit Agreement.  The Depositary will then hold un-invested the net proceeds of such sale, together with any other cash then held by it under the Deposit Agreement, in an un-segregated account and without liability for interest, for the pro-rata benefit of the Holders whose ADSs have not previously been surrendered.

Rights of Holders to Inspect the Transfer Books of the Registrar

The registrar will keep books for the registration of ADSs which at all reasonable times shall be open for inspection by the Holders, provided that such inspection will not be, to the registrar’s knowledge, for the purpose of communicating with Holders in the interest of a business or object other than the business of Vale or other than a matter related to the Deposit Agreement or the ADSs.

Withdrawal and Cancellation

As a condition precedent to the execution and delivery, the registration of issuance, transfer, split-up, combination or surrender, of any ADS, the delivery of any distribution thereon, or the withdrawal of any deposited property, Vale, the Depositary or the custodian may require the payment of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto (including any such tax or charge and fee with respect to shares being deposited or withdrawn) and payment of any applicable fees and charges of the Depositary, may require the production of proof satisfactory to it as to the identity and genuineness of any signature and may also require compliance with any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal of deposited securities and with any regulations the Depositary may establish consistent with the provisions of the Deposit Agreement.

The delivery of ADSs against deposits of shares generally or against deposits of particular shares may be suspended, or the deposit of particular shares may be refused, or the registration of transfer of ADSs in particular instances may be refused, or the registration of transfers of ADSs generally may be suspended, during any period when the transfer books of Vale, the Depositary, a registrar or the share registrar are closed or if any such action is deemed necessary or advisable by the Depositary or us, in good faith, at any time or from time to time because of any requirement of law or regulation, any government or governmental body or commission or any securities exchange on which the ADSs or Shares are listed, or under any provision of the Deposit Agreement or the representative ADR(s), if applicable, or under any provision of, or governing, the deposited securities, or because of a meeting of our shareholders or for any other reason.

Notwithstanding the provisions of the Deposit Agreement and the ADRs, the Depositary may only restrict the withdrawal of deposited securities in connection with the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act of 1933:

•                  temporary delays caused by closing our transfer books or those of the Depositary or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

•                  the payment of fees, taxes and similar charges; or

•                  compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

Limitations on Obligations and Liability to ADS Holders

Neither we nor the Depositary will be obligated to do or perform any act which is inconsistent with the provisions of the Deposit Agreement or incur any liability:

•                  if we or the Depositary will be prevented or forbidden from, or delayed in or subject to any civil or criminal penalty or restraint on account of, doing or performing any act or thing required by the terms of the Deposit Agreement, by reason of any provision of any present or future law or regulation of the United States, Brazil or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of the estatuto social of Vale or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, acts of terrorism, revolutions, rebellions, explosions and computer failure);

•                  by reason of any exercise of, or failure to exercise, any discretion provided for in the Deposit Agreement or in the estatuto social of Vale or provisions of or governing deposited securities;

•                  for any action or inaction in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any Holder, any beneficial owner or authorized representative thereof, or any other person believed by it in good faith to be competent to give such advice or information;

•                  for the inability by a Holder or beneficial owner to benefit from any distribution, offering, right or other benefit which is made available to holders of deposited securities but is not, under the terms of the Deposit Agreement, made available to Holders;

•                  for any consequential or punitive damages (including lost profits) for any breach of the terms of the Deposit Agreement.

Vale and the Depositary assume no obligation and will not be subject to any liability under the Deposit Agreement or any ADRs to any Holder or beneficial owner, except that we and the Depositary agree to perform the respective obligations specifically set forth in the Deposit Agreement or the applicable ADRs without negligence or bad faith.

Neither we nor the Depositary will be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited property or in respect of the ADSs, which in its reasonable opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required (and no custodian will be under any obligation whatsoever with respect to such proceedings, the responsibility of the custodian being solely to the Depositary).

Neither we nor the Depositary will be liable for any failure to carry out any instructions to vote any of the deposited securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and in accordance with the terms of the Deposit Agreement.  Neither we nor the Depositary will incur any liability for any failure to determine that any distribution or action may be lawful or reasonably practicable, for any investment risk associated with acquiring an interest in the deposited property, for the validity or worth of the deposited property or for any tax consequences that may result from the ownership of ADSs, shares or other deposited property, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement, for the failure or timeliness of any notice from Vale, or for any action of or failure to act by, or any information provided or not provided by, DTC or any DTC participant.  The Depositary will not be liable for the content of any information submitted to it by Vale for distribution to the Holders or for any inaccuracy of any translation thereof.

The Depositary will not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

The Depositary will not be liable for any acts or omissions made by a predecessor depositary whether in connection with an act or omission of the Depositary or in connection with any matter arising wholly prior to the appointment of the Depositary or after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary.

III.          DEBT SECURITIES

As of December 31, 2019, we had five outstanding series of debt securities, issued by either us or by Vale Overseas Limited (“Vale Overseas”) and guaranteed by us, and registered pursuant to Section 12(b) of the Exchange Act (the “debt securities”).  The following table sets forth our series of debt securities, which are all listed on the NYSE:

Series	Issuance Date	Original Principal Amount	Interest	Interest Payment Date	Maturity Date	Indenture	Prospectus Supplement
6.250% Guaranteed Notes due 2026, issued by Vale Overseas	August 10, 2016 (reopening: February 10, 2017)	US$2,000,000,000 (original: US$1,000,000,000; and reopening: US$1,000,000,000)	6.250% per annum (based on a 360-day year of twelve 30-day months)	February 10 and August 10 of each year	August 10, 2026	Base indenture dated September 29, 2015 and second supplemental indenture dated August 10, 2016 and amended on February 10, 2017	Prospectus Supplement dated August 3, 2016 Prospectus Supplement dated February 6, 2017 (To Prospectus dated September 29, 2015)
8.250% Guaranteed Notes due 2034, issued by Vale Overseas	January 15, 2004 (reopening: November 2, 2005)	US$800,000,000 (original: US$500,000,000; and reopening: US$300,000,000)	8.250% per annum (based on a 360-day year of twelve 30-day months)	January 17 and July 17 of each year	January 17, 2034	Base indenture dated March 8, 2002, as supplemented by the third supplemental indenture, dated as of January 15, 2004, and fourth supplemental indenture dated January 15, 2004	Prospectus Supplement dated January 9, 2004 Prospectus Supplement dated October 26, 2005 (To Prospectus dated December 12, 2003)
6.875% Guaranteed Notes due 2036, issued by Vale Overseas	November 21, 2006	US$2,500,000,000	6.875% per annum (based on a 360-day year of twelve 30-day months)	May 21 and November 21 of each year	November 21, 2036	Base indenture dated November 21, 2006 and eighth supplemental indenture dated November 21, 2006	Prospectus Supplement dated November 16, 2006 (To Prospectus dated November 13, 2006)
6.875% Guaranteed Notes due 2039, issued by Vale Overseas	November 10, 2009 (reopening: September 15, 2010)	US$1,750,000,000 (original: US$1,000,000,000; and reopening: US$750,000,000)	6.875% per annum (based on a 360-day year of twelve 30-day months)	May 10 and November 10 of each year	November 10, 2039	Base indenture dated November 21, 2006 and tenth supplemental indenture dated November 10, 2009 and amended on September 15, 2010	Prospectus Supplement dated November 3, 2009 Prospectus Supplement dated September 8, 2010 (To Prospectus dated November 3, 2009)
5.625% Notes due 2042, issued by Vale S.A.	September 11, 2012	US$1,500,000,000	5.625% per annum (based on a 360-day year of twelve 30-day months)	March 11 and September 11 of each year	September 11, 2042	Base indenture dated March 24, 2010 and third supplemental indenture dated September 11, 2012	Prospectus Supplement dated September 4, 2012 (To Prospectus dated November 3, 2009)

The summary set out below of the general terms and certain provisions of our debt securities does not purport to be complete and it is subject to and qualified by reference to, all of the definitions and provisions of the relevant indentures (as listed in the table above), any amendment and supplement to such indentures, the instruments representing each series of debt securities, and any applicable law, as amended from time to time.  Certain terms, unless otherwise defined here, have the meaning given to them in the relevant indenture.

General

Each series of our debt securities was issued in U.S. dollars under an indenture, as described below:

(i)                                     6.250% Guaranteed Notes due 2026, issued by Vale Overseas, under the amended and restated indenture dated as of September 29, 2015 (the “2015 Base Indenture”), as supplemented by the second supplemental indenture, dated as of August 10, 2016, and the amendment thereto dated as of February 10, 2017, to the 2015 Base Indenture, each by and among Vale Overseas, as issuer, Vale, as guarantor, and The Bank of New York Mellon, as trustee;

(ii)                                  8.250% Guaranteed Notes due 2034, issued by Vale Overseas under the indenture dated as of March 8, 2002 (the “2002 Base Indenture”), as supplemented by the third supplemental indenture, dated as of January 15, 2004, and the fourth supplemental indenture, dated as of January 15, 2004, to the 2002 Base Indenture, each by and among Vale Overseas, as issuer, Vale, as guarantor, and JPMorgan Chase Bank, predecessor to The Bank of New York Mellon, as trustee;

(iii)                               6.875% Guaranteed Notes due 2036, issued by Vale Overseas under the amended and restated indenture dated as of November 21, 2006 (the “2006 Base Indenture”), as supplemented by the eighth supplemental indenture, dated as of November 21, 2006, to the 2006 Base Indenture, by and among Vale Overseas, as issuer, Vale, as guarantor, and The Bank of New York Mellon, as trustee;

(iv)                              6.875% Guaranteed Notes due 2039, issued by Vale Overseas under the 2006 Base Indenture, as supplemented by the tenth supplemental indenture dated as of November 10, 2009, and the amendment thereto dated as of September 15, 2010, to the 2006 Base Indenture, each by and among Vale Overseas, Vale, as guarantor, and The Bank of New York Mellon, as trustee;

(v)                                 5.625% Notes due 2042, issued by Vale S.A. under the indenture dated as of March 24, 2010 (the “2010 Base Indenture”), as supplemented by the third supplemental indenture, dated as of September 11, 2012, to the 2010 Base Indenture, by and among Vale and The Bank of New York Mellon, as trustee.

With respect to each series of debt securities, the relevant indenture is set forth above, and any respective supplements thereto are referred to in this Exhibit individually as an “indenture” and collectively as the “indentures.”  The terms of the debt securities include those stated in the relevant indenture and any supplements thereto, and those terms made part of the relevant indenture by reference to the U.S. Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The indentures and their associated documents contain the full legal text of the matters described in this section.  New York law governs the indenture and the debt securities.  We have filed copies of the indentures with the SEC as exhibits to our registration statements.  We have consented in each indenture to the non-exclusive jurisdiction of any U.S. federal and state courts sitting in the borough of Manhattan in the City of New York.

The Bank of New York Mellon, serves as the trustee for all of our debt securities listed above (the “Trustee”) and its principal executive office is currently located at 240 Greenwich Street, New York, NY 10286.

The indentures do not limit the amount of debt securities that we may issue. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series.  The debt securities of each series and any additional new debt securities of the same series would be treated as a single series for all purposes under the relevant indenture.  Specific issuances of debt securities will also be governed by a supplemental indenture, an officer’s certificate or a document evidencing the authorization of any such corporate body.  This summary contains material terms of the debt securities that are common to all series and to each of the indentures, unless otherwise indicated in this Exhibit 2 and in the prospectus supplement relating to a particular series.

The debt securities are unsecured obligations of Vale or Vale Overseas, as applicable, and rank equally with the unsecured senior indebtedness of Vale or Vale Overseas, as applicable.  The guaranty, if applicable, ranks equally in right of payment with all of our other unsecured and unsubordinated debt obligations.

Additional Mechanics

Form, Exchange and Transfer

Each series of debt securities were issued in minimum denominations of US$2,000 and in any integral multiples of US$1,000 thereof.

Holders may transfer registered debt securities at the office of the Trustee.  The Trustee acts as our agent for registering debt securities in the names of holders and transferring registered debt securities.  The entity that maintains the list of registered holders is called the “security registrar.”  It will also register transfers of the registered debt securities.

Holders will not be required to pay a service charge for any registration of transfer or exchange of the debt securities, but may be required to pay any tax or other governmental charge associated with the registration of transfer or exchange.  The registration of transfer or exchange of a registered debt security will only be made if the holder has duly endorsed the debt security or provided the security registrar with a written instrument of transfer satisfactory in form to the security registrar.

Payment and Paying Agents

If a holder’s debt securities are in registered form, Vale or Vale Overseas, as applicable, will pay interest to the holder if holder is listed in the Trustee’s records as a direct holder at the close of business on a particular day in advance of each due date for interest, even if the holder no longer owns the security on the interest due date.  That particular day is called the “regular record date” and is stated in the applicable prospectus supplement.

Vale or Vale Overseas, as applicable, will pay interest, principal, additional amounts and any other money due on global registered debt securities pursuant to the procedures set forth in the relevant indenture at the corporate trust office of the Trustee.  If the debt securities are not in global form, this payment will be made at our office or agency maintained for that purpose in New York City.

Vale or Vale Overseas, as applicable, may also choose to pay interest by mailing checks.  Vale or Vale Overseas, as applicable, may also arrange for additional payment offices, and may cancel or change our use of these offices, including the Trustee’s corporate trust office.  These offices are called “paying agents.” In the case of the 5.625% Notes due 2042, the principal paying agent is The Bank of New York Mellon Trust (Japan), Ltd. (currently located at Marunouchi Trust Tower Main, 1-8-3 Marunouchi, Chiyoda-ku, Tokyo).  Vale or Vale Overseas, as applicable, may also choose to act as its own paying agent.

Regardless of who acts as paying agent, all money that we pay as principal, premium or interest to a paying agent, or then held in trust, that remains unclaimed at the end of two years after the amount is due to a direct holder will be repaid to Vale or Vale Overseas, as applicable, or (if then held in trust) discharged from trust.  After that two-year period, direct holders may look only to Vale or Vale Overseas, as applicable, for payment and not to the Trustee, any other paying agent or anyone else.

Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.

Notices

Vale or Vale Overseas, as applicable, and the Trustee will send notices only to direct holders, using their addresses as listed in the Trustee’s records.

Special Situations

Mergers and Similar Events

Each indenture provides that Vale and Vale Overseas will not, without the consent of the holders of a majority in aggregate principal amount of the securities outstanding under the applicable indenture, consolidate with or merge into any other corporation or (x) in the case of Vale, convey or transfer all or substantially all of its mining properties or assets to any other person or (y) in the case of Vale Overseas, convey or transfer all or substantially all of its properties or assets to any other person, unless:

•                  the corporation formed by such consolidation or into which Vale or Vale Overseas is merged or the person which acquires by conveyance or transfer all or substantially all of the mining properties or assets of Vale or all or substantially all of the properties and assets of Vale Overseas, which we refer to as the successor corporation, will expressly assume the due and punctual payment of the principal of and interest on all the securities issued under the applicable indenture and all other obligations of Vale or Vale Overseas under the applicable indenture and the securities issued under that indenture;

•                  immediately after giving effect to such transaction, no event of default with respect to any security issued under the applicable indenture will have occurred and be continuing;

•                  Vale and Vale Overseas, as applicable, have delivered to the Trustee under the applicable indenture (i) a certificate signed by, in the case of Vale, two executive officers of Vale and, in the case of the

Vale Overseas, two directors of Vale Overseas, stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all relevant conditions precedent provided in the applicable indenture have been complied with and (ii) an opinion of counsel stating that such consolidation, merger, conveyance or transfer complies with this covenant and that all relevant conditions provided have been complied with; and

•                  the successor corporation will expressly agree to withhold against any tax, duty, assessment or other governmental charge thereafter imposed or levied by Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indenture), a successor jurisdiction or any political subdivision or authority thereof or therein having power to tax as a consequence of such consolidation, merger, conveyance or transfer with respect to the payment of principal of or interest on the securities, and to pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of the securities after any such withholding or deduction will equal the respective amounts of principal, premium (if any) and interest, as applicable, which would have been receivable in respect of the securities in the absence of such consolidation, merger, conveyance or transfer, subject to exceptions and limitations contained in “—Payment of Additional Amounts,” in relation to the successor jurisdiction.

Upon any consolidation, merger, conveyance or transfer in accordance with these conditions, the successor corporation will succeed to, and be substituted for, and may exercise every right and power of, Vale or Vale Overseas under the securities with the same effect as if the successor corporation had been named as the issuer or guarantor, as applicable, of the securities issued under the applicable indenture.  If a successor corporation is incorporated in or considered to be resident in a jurisdiction other than Brazil or the Cayman Islands, such jurisdiction will be referred to as a “successor jurisdiction.”  No successor corporation will have the right to redeem the debt securities unless Vale or Vale Overseas, as applicable, would have been entitled to redeem the debt securities in similar circumstances.

If the conditions described above are satisfied, neither Vale nor Vale Overseas will need to obtain the consent of the holders in order to merge or consolidate or (x) in the case of Vale, convey or transfer all or substantially all of its mining properties or assets to any other person or (y) in the case of Vale Overseas, convey or transfer all or substantially all of its properties or assets to any other person.  Also, Vale and Vale Overseas will not need to satisfy these conditions if Vale or Vale Overseas enters into other types of transactions, including the following:

•                  any transaction in which either Vale or Vale Overseas acquires the stock or assets of another person;

•                  any transaction that involves a change of control of Vale or Vale Overseas, but in which neither Vale nor Vale Overseas merges or consolidates; and

•                  any transaction in which Vale or Vale Overseas sells or otherwise disposes of (x) in the case of Vale, less than substantially all of its mining properties or assets or (y) in the case of Vale Overseas, less than substantially all of its properties or assets.

It is possible that the U.S. Internal Revenue Service may deem a merger or other similar transaction to cause for U.S. federal income tax purposes an exchange of debt securities for new securities by the holders of the debt securities.  This could result in the recognition of taxable gain or loss for U.S. federal income tax purposes and possible other adverse tax consequences.

Modification and Waiver

Each indenture provides several categories of changes that can be made to the indenture and the debt securities.  Such changes may or may not require the consent of the holders, as described below.  A supplemental indenture will be prepared if holder approval is required.

Changes Requiring Each Holder’s Approval

Each indenture provides that there are changes to the indenture that cannot be made without the approval of each holder of the outstanding debt securities affected thereby.  Those types of changes are:

•                  a change in the stated maturity for any principal or interest payment on the debt securities;

•                  a reduction in the principal amount, the interest rate, the redemption price for the debt securities or the principal amount that would be due and payable upon acceleration;

•                  a change in the obligation to pay additional amounts;

•                  a change in the currency of any payment on the debt securities;

•                  a change in the place of any payment on the debt securities;

•                  an impairment of the holder’s right to sue for payment of any amount due on its securities;

•                  a reduction in the percentage in principal amount of the outstanding debt securities needed to change the indenture or the debt securities;

•                  a change in the terms of payment from, or control over, or release or reduction of any collateral or security interest to secure the payment of principal, interest or premium, if any, under any debt security;

•                  a reduction in the percentage in principal amount of the outstanding debt securities needed to waive compliance with the indenture or to waive defaults; and

•                  a modification of the sections of the indenture relating to supplemental indentures, waiver with the consent of holders or waiver of past defaults, except to increase the percentage of holders required to make a revision or to provide that certain other provisions of the indenture cannot be modified or waived without the approval of each holder of the debt securities.

Changes Not Requiring Approval

Each indenture provides that some changes do not require any approval by holders of outstanding debt securities under that indenture.  This type of change is limited to clarifications of ambiguities, omissions, defects and inconsistencies, amendments, supplements and other changes that would not adversely affect the holders of outstanding debt securities under the indenture in any material respect, such as adding covenants, additional events of default or successor trustees.

Changes Requiring Majority Approval

Each indenture provides that other changes to the indenture and the outstanding debt securities under the indenture and any waiver of any provision of the indenture must be approved by the holders of a majority in principal amount of each series of securities affected by the change or waiver.  The required approval must be given by written consent.

Each indenture provides that the same majority approval would be required for Vale or Vale Overseas to obtain a waiver of any of its covenants in the applicable indenture.  The covenants of Vale and Vale Overseas in each indenture include the promises Vale and Vale Overseas make about merging and creating liens on their assets, which are described under “—Special Situations—Mergers and Similar Events” and “—Certain Covenants—Limitation on Liens.”  If the holders approve a waiver of a covenant, Vale and Vale Overseas will not have to comply with that covenant.  The holders, however, cannot approve a waiver of any provision in the debt securities or the indentures, as it affects any security, that Vale and Vale Overseas cannot change without the approval of the holder of that security as described above in “—Changes Requiring Each Holder’s Approval,” unless that holder approves the waiver.

Voting Mechanics

Debt securities will not be considered outstanding, and therefore will not be eligible to vote, if we have deposited or set aside in trust money for their payment, repurchase or redemption.  Debt securities held by Vale Overseas, Vale or their affiliates are not considered outstanding.

Vale or Vale Overseas will generally be entitled to set any day as a record date for the purposes of determining the holders of outstanding debt securities that are entitled to vote or take other action under the applicable indenture.  In limited circumstances, the Trustee, and not Vale or Vale Overseas, will be entitled to set a record date for action by holders.

If a record date is set for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we or the Trustee, as applicable, may specify. This period may be shortened or lengthened (but not beyond 180 days).

Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted if we seek to change the indenture or the debt securities or request a waiver.

Redemption

None of our debt securities is entitled to the benefit of any sinking fund.

The 8.250% Guaranteed Notes due 2034 are not redeemable prior to maturity, except upon the occurrence of certain changes in the tax laws of Brazil or the Cayman Islands, as described below under “—Optional Tax Redemption.”

The redemption price of the remaining debt securities is equal to the greater of (a) 100% of the principal amount of such debt securities and (b) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at, in each case, the Treasury Rate (as such term is defined in the respective Note) plus the basis points set forth in the following table (the “Make Whole Amount”), plus in each case, accrued interest on the principal amount of such debt securities to (but not including) the date of redemption:

NOTES	BASIS POINTS
6.250% Guaranteed Notes due 2026, issued by Vale Overseas	50
6.875% Guaranteed Notes due 2036, issued by Vale Overseas	35
6.875% Guaranteed Notes due 2039, issued by Vale Overseas	40
5.625% Notes due 2042, issued by Vale S.A.	45

If Vale or Vale Overseas, as applicable, redeems the debt security, it will do so at the specified redemption price, together with interest accrued to the redemption date.  If less than all of the debt securities are redeemed, the Trustee will authenticate and deliver to the holder of such debt securities without service charge, a new debt security or securities of the same series and of like tenor, of any authorized denomination as requested by such holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the debt security so surrendered.  If less than all of the debt securities are redeemed, the Trustee will choose the debt securities to be redeemed by lot or, in the Trustee’s discretion, pro rata.

In the event that Vale or Vale Overseas, as applicable, exercises an option to redeem any debt security, it will give to the Trustee and the holder written notice of the principal amount of the debt security to be redeemed, not less than 30 days nor more than 60 days before the applicable redemption date.  We will give the notice in the manner described above under “—Notices.”

Vale or Vale Overseas, or their affiliates, as applicable, may purchase debt securities from investors who are willing to sell from time to time, either in the open market at prevailing prices or in private transactions at negotiated prices.  Debt securities that we or they purchase may, in our discretion, be held, resold or canceled.

Optional Tax Redemption

We will have the option to redeem any series of debt securities in whole (but not in part) if (i) as a result of a change in or amendment to any laws (or any rules or regulations thereunder) or the official interpretation, administration or application of any laws, rules or regulations, we are required to pay additional amounts, as described below under “—Payment of Additional Amounts,” in excess of those attributable to Brazilian withholding tax or, in the case of securities issued under the Vale Overseas indenture, Cayman Islands withholding tax, on the basis of a statutory rate of 15% and (ii) the obligation cannot be avoided by Vale or Vale Overseas, as applicable, after taking measures that Vale or Vale Overseas, as applicable, considers reasonable to avoid it.  This applies only in the case of changes or amendments that occur on or after the date specified in the prospectus supplement for the applicable series of debt securities.

If the debt securities are redeemed, the redemption price for the debt securities will be equal to the principal amount of the debt securities being redeemed and any applicable premium plus accrued interest and any additional amounts due on the date fixed for redemption.  Furthermore, we must give the holder between 30 and 60 days’ notice before redeeming the debt securities.  No notice may be given earlier than 90 days prior to the earliest date on which we, but for such redemption, would be obligated to pay such additional amounts, and the obligation to pay such additional amounts must remain in effect at the time notice is given.

Conversion

None of the debt securities are convertible into, or exchangeable for, any other securities.

Payment of Additional Amounts

Each indenture provides that all payments in respect of the debt securities issued thereunder will be made without withholding or deduction for or on account of any present or future taxes, duties, assessments, or other governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of Brazil, the Cayman Islands (in the case of securities issued under the Vale Overseas indentured), a successor jurisdiction or any authority therein or thereof having power to tax, unless Vale or Vale Overseas, as applicable, is compelled by law to deduct or withhold such taxes, duties, assessments or governmental charges.  In such event, Vale or Vale Overseas, as applicable, will make such deduction or withholding, make payment of the amount so withheld to the appropriate governmental authority and pay such additional amounts as may be necessary to ensure that the net amounts receivable by holders of debt securities after such withholding or deduction shall equal the respective amounts of principal and interest which would have been receivable in respect of the debt securities in the absence of such withholding or deduction.  Notwithstanding the foregoing, neither Vale nor Vale Overseas will have to pay additional amounts:

•                  to, or to a third party on behalf of, a Holder who is liable for any such taxes, duties, assessments or other governmental charges in respect of such Security by reason of (A) a connection between the Holder and the Cayman Islands, Brazil or (in the case of the 2034 Notes only) such Successor Jurisdiction other than the mere holding of such Security and the receipt of payments with respect to such Security or (B) failure by the Holder to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Cayman Islands, Brazil or a Successor Jurisdiction, or applicable political subdivision or authority thereof or therein having power to tax, of such Holder, if compliance is required by the Cayman Islands, Brazil or such Successor Jurisdiction, or any political subdivision or authority thereof or therein having power to tax as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company has given the Holders at least 30 days’ notice that Holders will be required to provide such certification, identification or other requirement;

•                  in respect of any such taxes, duties, assessments or other governmental charges with respect to a Security surrendered (if surrender is required) more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Security would have been entitled to such Additional Amounts on surrender of such Security for payment on the last day of such 30-day period;

•                  in respect of estate, inheritance, gift, sales, transfer, personal property or similar tax, assessment or governmental charge imposed with respect to a Security;

•                  in respect of any tax, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on any series of Securities or by direct payment by the Company or the Guarantor in respect of claims made against the Company or the Guarantor;

•                  in respect of any combination of the above.

The prospectus supplement relating to the debt securities may describe additional circumstances in which we would not be required to pay additional amounts.

The debt securities are subject in all cases to any tax, fiscal or other law or regulation or administrative or judicial interpretation.  Except as specifically provided above, neither Vale Overseas nor Vale shall be required to make a payment with respect to any tax, assessment or governmental charge imposed by any government or a political subdivision or taxing authority thereof or therein.

In the event that additional amounts actually paid with respect to the debt securities described above are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the holder of such debt securities, and as a result such holder is entitled to claim for a refund or credit of such excess from the authority imposing such withholding tax, then such holder shall, by accepting such debt securities, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to Vale or Vale Overseas, as the case may be.

Any reference to the indenture or the debt securities to principal, interest or any other amount payable in respect of the debt securities or the guarantees by Vale Overseas or Vale, as applicable, will be deemed to include any additional amount, unless the context requires otherwise, that may be payable in respect of such principal, interest or other amount payable.

Certain Covenants

Limitation on Liens

A)                                   The indentures governing the 6.250% Guaranteed Notes due 2026 and the 5.625% Notes due 2042 contain the following covenant on limitation on liens:

Vale will not create, incur, issue or assume any mortgage, charge, pledge, lien, hypothecation, security interest or other encumbrance, including, without limitation, any equivalent of the foregoing created under the laws of Brazil or any other jurisdiction (each a “Lien”) on or over any Restricted Property (as defined below) to secure Indebtedness, other than a Permitted Lien (as defined below), without in any such case effectively providing that the outstanding securities (together with, if Vale shall so determine, any other Indebtedness of Vale) shall be secured equally and ratably with or prior to such secured Indebtedness.

For the purposes of this covenant, “Permitted Liens” means any Lien:

•                  granted upon or with regard to any Restricted Property acquired by Vale after the date of the issuance of the securities to secure the purchase price of such Restricted Property or to secure Indebtedness incurred solely for the purposes of financing the acquisition of such Restricted Property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such Restricted Property or the Indebtedness incurred solely for the purposes of financing the acquisition of such Restricted Property;

•                  granted upon or with regard to any Restricted Property (including any improvements on or to an existing Restricted Property), after the date of the issuance of the securities, to secure the payment of all or any part of the cost of development, expansion or construction of or improvement on or to such Restricted Property or to secure Indebtedness incurred solely for the purposes of financing all or any part of the cost of development, expansion or construction of or improvements on or to such Restricted Property; provided, however, that the maximum sum secured thereby shall not exceed the higher of cost or fair market value of that development, expansion, construction or improvement;

•                  in existence on the date of the issuance of the applicable series of debt securities and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the issuance of the applicable series of debt securities;

•                  arising by operation of law, such as tax, merchants’, maritime or other similar liens arising in the ordinary course of business of Vale;

•                  arising in the ordinary course of business in connection with the financing of export, import or other trade transactions to secure Indebtedness of Vale;

•                  securing or providing for the payment of Indebtedness incurred for the purposes of financing all or a part of the ownership, acquisition, construction, development or operation of any project by Vale, any Subsidiary of Vale or any consortium or other venture in which Vale has any ownership or other similar interest; provided that such lien only extends to (a) Restricted Properties (which may include existing Restricted Properties at any pre-existing site selected for expansion and any concession, authorization or other legal right granted by any governmental authority) which are the subject of such project financing, (b) any revenues from such Restricted Properties, (c) any proceeds from claims belonging to Vale, any Subsidiary of Vale or any consortium or other venture in which Vale has any ownership or other similar interest which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale or loss of, or damage to, such Restricted Property, or (d) shares or other ownership interest in, and any subordinated debt claims against, the project entity whose principal assets and business are constituted by such project;

•                  granted upon or with regard to any present or future Restricted Property of Vale to secure borrowings from, or funded directly or indirectly by, or effected indirectly through intermediaries by, (i) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A., Financiadora de Estudos e Projetos and Agência Especial de Financiamento Industrial); (ii) any Brazilian official financial institutions (including, but not limited to Banco da Amazônia S.A. — BASA and Banco do Nordeste do Brasil S.A. — BNB); (iii) any non-Brazilian official export-import bank or official export-import credit insurer; or (iv) the International Finance Corporation or any non-Brazilian multilateral or government-sponsored agency;

•                  existing on any asset prior to the acquisition thereof by Vale, whether by merger, consolidation, purchase of assets or otherwise, and not created in contemplation of such acquisition;

•                  created over funds reserved for the payment of principal, interest and premium, if any, due in respect of the applicable series of debt securities; or

•                  granted after the date of the Vale indenture or the Vale Overseas indenture, as applicable, upon or in respect of any asset of Vale other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of Vale’s stockholders’ equity (calculated on the basis of Vale’s latest quarterly unaudited or annual audited non-consolidated financial statements, whichever is the most recently prepared, in accordance with Reporting GAAP (as defined below) and currency exchange rates prevailing on the last day of the period covered by such financial statements).

For the purposes of this covenant, “Restricted Property” means (a) the interest of Vale in any (i) mineral property or concession, authorization or other legal right granted in respect of minerals by any governmental authority, (ii) manufacturing or processing plant, building, structure or other facility used in connection with the processing, refining or manufacturing of minerals, metals or fertilizer nutrients, together with the land upon which it is erected and fixtures comprising a part thereof, or (iii) railroad, marine terminal or port, whether owned as of the date of the issuance of the securities or thereafter acquired or constructed and (b) any shares of capital stock owned by Vale of a Subsidiary that has interests in the kinds of property described in clauses (i), (ii) or (iii) of (a) above.

For purposes of this covenant, for any period or date for which Vale or Vale Overseas uses International Financial Reporting Standards (“IFRS”) as adopted by the International Accounting Standards Board as its primary reporting or accounting standard in its reports filed with the Commission pursuant to Section 13 or 15(d) of the Exchange Act, “Reporting GAAP” means IFRS.

For the purposes of this covenant, “Subsidiary” means an entity of which Vale directly or indirectly owns more than 51% of the outstanding voting shares and Vale has the ability to elect a majority of the members of the board of directors or other governing body.

B)                                   The indentures governing the 6.875% Guaranteed Notes due 2036 and the 6.875% Guaranteed Notes due 2039 contain the following covenant on limitation on liens:

Neither the Vale Overseas nor Vale will create, incur, issue or assume any Indebtedness secured by any mortgage, charge, pledge, lien, hypothecation, security interest or other encumbrance, including, without limitation, any equivalent of the foregoing created under the laws of Brazil or any other jurisdiction (each a “Lien”), other than a Permitted Lien, without in any such case effectively providing that the outstanding securities (together with, if the Vale Overseas or Vale shall so determine, any other Indebtedness of the Vale Overseas or Vale) shall be secured equally and ratably with or prior to such secured Indebtedness.

For the purposes of this covenant, “Permitted Liens” means any Lien:

•                  granted upon or with regard to any property acquired by Vale Overseas or Vale after the date of the issuance of the securities to secure the purchase price of such property or to secure Indebtedness incurred solely for the purposes of financing the acquisition of such property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such property or the Indebtedness incurred solely for the purposes of financing the acquisition of such property;

•                  in existence on the date of the issuance of the applicable series of debt securities and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the issuance of the applicable series of debt securities;

•                  arising by operation of law, such as tax, merchants’, maritime or other similar liens arising in the ordinary course of business of Vale Overseas or Vale;

•                  arising in the ordinary course of business in connection with the financing of export, import or other trade transactions to secure Indebtedness of Vale Overseas or Vale;

•                  securing or providing for the payment of Indebtedness incurred in connection with any project financing by Vale; provided that such security only extends to properties (which may include existing properties at any pre-existing site selected for expansion) which are the subject of such project financing, to any revenues from such properties, or to any proceeds from claims belonging to Vale which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale or loss of, or damage to, such property;

•                  granted upon or with regard to any present or future asset or property of Vale to (i) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A., Financiadora de Estudos e Projetos and Agência Especial de Financiamento Industrial); (ii) any Brazilian official financial institutions (including, but not limited to Banco da Amazônia S.A. — BASA and Banco do Nordeste do Brasil S.A. — BNB); (iii) any non-Brazilian official export-import bank or official export-import credit insurer; or (iv) the International Finance Corporation or any non-Brazilian multilateral or government-sponsored agency;

•                  existing on any asset prior to the acquisition thereof by Vale Overseas or Vale and not created in contemplation of such acquisition;

•                  created over funds reserved for the payment of principal, interest and premium, if any, due in respect of the applicable series of debt securities; or

•                  granted after the date of the indenture, as applicable, upon or in respect of any asset of Vale Overseas or Vale other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of Vale’s stockholders’ equity (calculated on the basis of Vale’s latest quarterly unaudited or annual audited non-consolidated financial statements, whichever is the most recently prepared, in accordance with accounting principles generally accepted in Brazil and currency exchange rates prevailing on the last day of the period covered by such financial statements).

For the purposes of this covenant, “Subsidiary” means an entity of which Vale directly or indirectly owns more than 51% of the outstanding voting shares and Vale has the ability to elect a majority of the members of the board of directors or other governing body.

For the purposes of this covenant, the giving of a guarantee which is secured by a Lien upon or in respect of any asset of the Vale Overseas or Vale, and the creation of a Lien upon or in respect of any asset of the Vale Overseas or Vale to secure Indebtedness which existed prior to the creation of such Lien, will be deemed to involve the incurrence of Indebtedness in an amount equal to the principal amount of such Indebtedness effectively secured by such Lien.

C)                                   The indentures governing the 8.250% Guaranteed Notes due 2034 contain the following covenant on limitation on liens:

Neither the Vale Overseas nor Vale will create, incur, issue or assume any Indebtedness secured by any mortgage, charge, pledge, lien, hypothecation, security interest or other encumbrance, including, without limitation, any equivalent of the foregoing created under the laws of Brazil or any other jurisdiction (each a “Lien”), other than a Permitted Lien, without in any such case effectively providing that the outstanding securities (together with, if the Vale Overseas or Vale shall so determine, any other Indebtedness of the Vale Overseas or Vale) shall be secured equally and ratably with or prior to such secured Indebtedness.

For the purposes of this covenant, “Permitted Liens” means any Lien:

•                  granted upon or with regard to any property acquired by Vale Overseas or Vale after the date of the issuance of the securities to secure the purchase price of such property or to secure Indebtedness incurred solely for the purposes of financing the acquisition of such property; provided, however, that the maximum sum secured thereby shall not exceed the purchase price of such property or the Indebtedness incurred solely for the purposes of financing the acquisition of such property;

•                  in existence on the date of the issuance of the applicable series of debt securities and any extension, renewal or replacement thereof; provided, however, that the total amount of Indebtedness so secured shall not exceed the amount so secured on the date of the issuance of the applicable series of debt securities;

•                  arising by operation of law, such as tax, merchants’, maritime or other similar liens arising in the ordinary course of business of Vale Overseas or Vale;

•                  arising in the ordinary course of business in connection with the financing of export, import or other trade transactions to secure Indebtedness of Vale Overseas or Vale;

•                  securing or providing for the payment of Indebtedness incurred in connection with any project financing by Vale, provided that (i) such security will not extend to any property in existence on the date of the issuance of the applicable series of debt securities, to any revenues from such property, or to any proceeds from claims belonging to Vale which arise from the operation, failure to meet specifications, failure to complete, exploitation, sale or loss of, or damage to, such property (“Claim Proceeds”),  (ii) such security shall not extend to any property (or to any revenues or Claims Proceeds therefrom) at any project in existence on the date of the issuance of the applicable series of debt securities, other than the existing power plant projects named Aimorés, Candonga, Funil, Capim Branco I and Capim Branco II, Foz do Chapecó, Santa Isabel, Serra Quebrada and Estreito projects and (3) such security only extends to properties which are the subject of such project financing, to any revenues from such properties, or to any Claims Proceeds from such properties;

•                  granted upon or with regard to any present or future asset or property of Vale to (i) any Brazilian governmental credit agency (including, but not limited to the Brazilian National Treasury, Banco Nacional de Desenvolvimento Econômico e Social, BNDES Participações S.A., Financiadora de Estudos e Projetos and Agência Especial de Financiamento Industrial); (ii) any Brazilian official financial institutions (including, but not limited to Banco da Amazônia S.A. — BASA and Banco do Nordeste do Brasil S.A. — BNB); (iii) any non-Brazilian official export-import bank or official export-

import credit insurer; or (iv) the International Finance Corporation or any non-Brazilian multilateral or government-sponsored agency;

•                  existing on any asset prior to the acquisition thereof by Vale Overseas or Vale and not created in contemplation of such acquisition;

•                  created over funds reserved for the payment of principal, interest and premium, if any, due in respect of the applicable series of debt securities; or

•                  granted after the date of the indenture, as applicable, upon or in respect of any asset of Vale Overseas or Vale other than those referred to above, provided that the aggregate amount of Indebtedness secured pursuant to this exception shall not, on the date any such Indebtedness is incurred, exceed an amount equal to 10% of Vale’s stockholders’ equity (calculated on the basis of Vale’s latest quarterly unaudited or annual audited non-consolidated financial statements, whichever is the most recently prepared, in accordance with accounting principles generally accepted in Brazil and currency exchange rates prevailing on the last day of the period covered by such financial statements).

For the purposes of this covenant, “Subsidiary” means an entity of which Vale directly or indirectly owns more than 51% of the outstanding voting shares and Vale has the ability to elect a majority of the members of the board of directors or other governing body.

For the purposes of this covenant, the giving of a guarantee which is secured by a Lien upon or in respect of any asset of the Vale Overseas or Vale, and the creation of a Lien upon or in respect of any asset of the Vale Overseas or Vale to secure Indebtedness which existed prior to the creation of such Lien, will be deemed to involve the incurrence of Indebtedness in an amount equal to the principal amount of such Indebtedness effectively secured by such Lien.

Ranking

Vale, acting as guarantor to the Vale Overseas notes, will ensure that the guaranty will rank at least pari passu with any current and future unsecured and unsubordinated Indebtedness of Vale. Vale or Vale Overseas, as applicable, will ensure that the securities will rank at least pari passu with any current and future unsecured and unsubordinated indebtedness of Vale or Vale Overseas, as applicable.

Additional covenants with respect to securities of Vale and Vale Overseas may be contained in the applicable indenture and described in the applicable prospectus supplement with respect to those securities.

Defeasance and Discharge

The following discussion of full defeasance and discharge and covenant defeasance and discharge only applies to the 6.250% Guaranteed Notes due 2026.

Full Defeasance

Vale Overseas will be legally released from any payment and other obligations on the debt securities, except for various obligations described below, provided that Vale Overseas, in addition to other actions, puts in place the following arrangements for the holder to be repaid:

•                  Vale Overseas, must irrevocably deposit in trust for the holder’s benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency debt securities or bonds that, in the opinion of a nationally recognized firm of independent public accountants, will generate enough cash to make interest, principal and any other payments, including additional amounts, on the debt securities on their various due dates.

•                  Vale Overseas, must deliver to the Trustee a legal opinion of counsel, based upon a ruling by the U.S. Internal Revenue Service or upon a change in applicable U.S. federal income tax law, confirming that under then current U.S. federal income tax law Vale Overseas, may make the above deposit without causing the holder to be taxed on the debt securities any differently than if Vale Overseas, did not make the deposit and instead repaid the debt securities itself.

If Vale Overseas ever did accomplish full defeasance as described above, holders would have to rely solely on the trust deposit for repayment on the debt securities.  A holder could not look to Vale or Vale Overseas for repayment in the unlikely event of any shortfall.  However, even if Vale Overseas takes these actions, a number of our obligations relating to the debt securities will remain.  These include the following obligations:

•                  to register the transfer and exchange of debt securities;

•                  to replace mutilated, destroyed, lost or stolen debt securities;

•                  to maintain paying agencies;

•                  to hold money for payment in trust.

Covenant Defeasance

Vale Overseas can make the same type of deposit described above and be released from all or some of the restrictive covenants (if any) that apply to the debt securities of the particular series.  This is called “covenant defeasance.” In that event, the holder would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities. In order to achieve covenant defeasance, Vale Overseas would be required to take all of the steps described above under “—Defeasance and Discharge” except that the opinion of counsel would not have to refer to a change in United States Federal income tax laws or a ruling from the United States Internal Revenue Service.

If Vale Overseas were to accomplish covenant defeasance, the following provisions of the indenture and the debt securities would no longer apply:

•                  any covenants applicable to the series of debt securities and described in the applicable prospectus supplement; and

•                  the events of default relating to breach of the defeased covenants, described below.

If Vale Overseas accomplishes covenant defeasance, the holder would still be able to look to it for repayment of the debt securities if there were a shortfall in the trust deposit.  If any event of default occurs and the debt securities become immediately due and payable, there may be such a shortfall.  Depending on the event causing the default, the holder may not be able to obtain payment of the shortfall.

Default and Related Matters

Events of Default

A)                                   Under the indentures governing the 6.250% Guaranteed Notes due 2026, each of the following is an “Event of Default”:

•                  failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days;

•                  failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due and, in the case of technical or administrative difficulties, only if such default persists for a period of more than three business days;

•                  any default or event of default by the issuer, the guarantor (if applicable) or any Significant Subsidiary (as defined in the relevant indenture) occurring and continuing under any agreement, instrument or other document evidencing outstanding Indebtedness (as defined in the relevant indenture) in excess of US$100 million in aggregate, and such default or event of default results in the actual acceleration of such Indebtedness;

•                  the issuer or the guarantor (if applicable) shall fail to perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 90 days, after Vale or Vale Overseas, as applicable, receives a notice of default stating that it is in breach.  The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of the affected series;

•                  the issuer, the guarantor (if applicable) or any Significant Subsidiary (as defined in the relevant indenture) has a court decree or order in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, reorganization or other similar law, entered against it, or has a court decree or order adjudging it bankrupt or insolvent, or suspending its payments, or approving a petition seeking its reorganization, arrangement, adjustment or composition or appointing a liquidator or other similar official of it or of any substantial part of its property, or ordering its winding up or liquidation of its affairs, and the decree or order remains unstayed and in effect for a period of 90 consecutive days;

•                  the issuer, the guarantor (if applicable) or any Significant Subsidiary (as defined in the relevant indenture) commences a voluntary bankruptcy, insolvency, reorganization or other similar proceeding, or consents to a decree or order in, or commencement of, an involuntary bankruptcy, or files or consents to the filing of a petition or answer or consent seeking reorganization or relief, or consents to the appointment of a liquidator or similar official of it or of any substantial part of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or takes any corporate action in furtherance of any such action, or is generally unable to make payment of its obligations as they come due;

•                  any illegality event occurring and continuing under the 8.250% Guaranteed Notes due 2034 in excess of US$100 million in aggregate, which results in the actual acceleration of the 8.250% Guaranteed Notes due 2034; or

•                  a final judgment or judgments (not subject to appeal) determines the guaranty of such debt securities to be unenforceable or invalid, such guaranty ceases for any reason to be valid and binding or enforceable against Vale, or Vale or any person acting on its behalf denies or disaffirms its obligations under such guaranty.

B)                                   Under the indentures governing the 5.625% Notes due 2042, each of the following is an “Event of Default”:

•                  failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days;

•                  failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due;

•                  any default or event of default by us or any Significant Subsidiary (as defined in the relevant indenture) occurring and continuing under any agreement, instrument or other document evidencing outstanding Indebtedness (as defined in the relevant indenture) in excess of US$100 million in aggregate, and such default or event of default results in the actual acceleration of such Indebtedness;

•                  we shall fail to perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 60 days after we receive a notice of default stating that we are in breach.  The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of the affected series;

•                  we or any Significant Subsidiary (as defined in the relevant indenture) has a court decree or order in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, reorganization or other similar law, entered against it, or has a court decree or order adjudging it bankrupt or insolvent, or suspending its payments, or approving a petition seeking its reorganization, arrangement, adjustment or composition or appointing a liquidator or other similar official of it or of any substantial part of its property, or ordering its winding up or liquidation of its affairs, and the decree or order remains unstayed and in effect for a period of 60 consecutive days;

•                  we or any Significant Subsidiary (as defined in the relevant indenture) commences a voluntary bankruptcy, insolvency, reorganization or other similar proceeding, or consents to a decree or order in, or commencement of, an involuntary bankruptcy, or files or consents to the filing of a petition or answer or consent seeking reorganization or relief, or consents to the appointment of a liquidator or similar official of it or of any substantial part of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or takes any corporate action in furtherance of any such action, or is generally unable to make payment of its obligations as they come due; or

•                  any illegality event occurring and continuing under the 8.250% Guaranteed Notes due 2034 in excess of US$100 million in aggregate, which results in the actual acceleration of the 8.250% Guaranteed Notes due 2034.

C)                                   Under the indentures governing the 6.875% Guaranteed Notes due 2036 and 6.875% Guaranteed Notes due 2039, each of the following is an “Event of Default”:

•                  failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days;

•                  failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due;

•                  any default or event of default by the issuer, the guarantor or any Significant Subsidiary (as defined in the relevant indenture) occurring and continuing under any agreement, instrument or other document evidencing outstanding Indebtedness (as defined in the relevant indenture) in excess of US$50 million in aggregate, and such default or event of default results in the actual acceleration of such Indebtedness;

•                  the issuer or the guarantor shall fail to perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 60 days after Vale Overseas receives a notice of default stating that it is in breach.  The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of the affected series;

•                  the issuer, the guarantor or any Significant Subsidiary (as defined in the relevant indenture) has a court decree or order in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, reorganization or other similar law, entered against it, or has a court decree or order adjudging it bankrupt or insolvent, or suspending its payments, or approving a petition seeking its reorganization, arrangement, adjustment or composition or appointing a liquidator or other similar official of it or of any substantial part of its property, or ordering its winding up or liquidation of its affairs, and the decree or order remains unstayed and in effect for a period of 60 consecutive days;

•                  the issuer, the guarantor or any Significant Subsidiary (as defined in the relevant indenture) commences a voluntary bankruptcy, insolvency, reorganization or other similar proceeding, or consents to a decree or order in, or commencement of, an involuntary bankruptcy, or files or consents to the filing of a petition or answer or consent seeking reorganization or relief, or consents to the appointment of a liquidator or similar official of it or of any substantial part of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or takes any corporate action in furtherance of any such action, or is generally unable to make payment of its obligations as they come due;

•                  any illegality event occurring and continuing under the 8.250% Guaranteed Notes due 2034 in excess of US$50 million in aggregate, which results in the actual acceleration of the 8.250% Guaranteed Notes due 2034; or

•                  a final judgment or judgments (not subject to appeal) determines the guaranty of such debt securities to be unenforceable or invalid, such guaranty ceases for any reason to be valid and binding or enforceable against Vale, or Vale or any person acting on its behalf denies or disaffirms its obligations under such guaranty.

D)                                   Under the indentures governing the 8.250% Guaranteed Notes due 2034, each of the following is an “Event of Default”:

•                  failure to pay any interest (or additional amounts, if any) on any of the debt securities of that series on the date when due, which failure continues for a period of 30 days;

•                  failure to pay any principal or premium, if any (or additional amounts, if any), on any of the debt securities of that series on the date when due;

•                  any default or event of default by the issuer, the guarantor or any Significant Subsidiary (as defined in the relevant indenture) occurring and continuing under any agreement, instrument or other document evidencing outstanding Indebtedness (as defined in the relevant indenture) in excess of US$50 million in aggregate, and such default or event of default results in the actual acceleration of such Indebtedness;

•                  the issuer or the guarantor shall fail to perform or observe any other covenant or agreement in respect of the debt securities of that series and such failure continues for a period of 60 days after Vale Overseas receives a notice of default stating that it is in breach.  The notice must be sent by either the Trustee or holders of 25% of the principal amount of debt securities of the affected series;

•                  the issuer, the guarantor or any Significant Subsidiary (as defined in the relevant indenture) has a court decree or order in an involuntary case or proceeding under any applicable bankruptcy, insolvency, suspension of payments, reorganization or other similar law, entered against it, or has a court decree or order adjudging it bankrupt or insolvent, or suspending its payments, or approving a petition seeking its reorganization, arrangement, adjustment or composition or appointing a liquidator or other similar official of it or of any substantial part of its property, or ordering its winding up or liquidation of its affairs, and the decree or order remains unstayed and in effect for a period of 60 consecutive days; or

•                  the issuer, the guarantor or any Significant Subsidiary (as defined in the relevant indenture) commences a voluntary bankruptcy, insolvency, reorganization or other similar proceeding, or consents to a decree or order in, or commencement of, an involuntary bankruptcy, or files or consents to the filing of a petition or answer or consent seeking reorganization or relief, or consents to the appointment of a liquidator or similar official of it or of any substantial part of its property, or makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or takes any corporate action in furtherance of any such action, or is generally unable to make payment of its obligations as they come due.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities, although the default and acceleration of one series of debt securities may trigger a default and acceleration of another series of debt securities.

Remedies upon an Event of Default. Except as provided in the next sentence, if an event of default has occurred and is continuing, the Trustee at the written request of holders of not less than 25% in principal amount of the outstanding debt securities of that series will declare the entire principal amount of the debt securities of that series to be due and payable immediately and upon any such declaration, the principal, accrued interest and any unpaid additional amounts will become immediately due and payable.  If an event of default occurs because of a bankruptcy, insolvency or reorganization relating to the issuer or the guarantor (if applicable), but not a Significant Subsidiary (as defined in the relevant indenture), the entire principal amount of the debt securities of that series will be automatically accelerated, without any declaration or action by the Trustee or any holder, and any principal, accrued interest or additional amounts will become due and payable.

Each of the situations described above is called an acceleration of the maturity of the debt securities under the applicable indenture.  If the maturity of the debt securities of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may cancel the acceleration of the debt securities, provided that Vale or Vale Overseas, as applicable, has paid or deposited with the Trustee under the applicable indenture a sum sufficient to pay (i) all overdue interest and any additional amounts on all of the debt securities of the series, (ii) the principal of any debt securities of the series which have become due (other than amounts due solely because of the acceleration), (iii) interest upon overdue interest at the rate borne by (or prescribed therefor in) the securities of that series (to the extent that payment of this interest is lawful), and (iv) all sums paid or advanced by the Trustee under the applicable indenture and all amounts Vale or Vale Overseas owe the Trustee; and provided further that all other defaults with respect to the debt securities of that series have been cured or waived.

The Trustee is not required under either of the indentures to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties under the applicable indenture, or in the exercise of any of its rights or powers, if the Trustee has reasonable grounds for believing that repayment of the funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Before the holder bypasses the Trustee and brings his or her own lawsuit or other formal legal action or takes other steps to enforce his or her rights or protect his or her interests relating to the debt securities, the following must occur:

•                  the holder must give the Trustee under the applicable indenture written notice of a continuing event of default;

•                  the holders of not less than 25% in principal amount of the outstanding debt securities of the series must make a written request that the Trustee institute proceedings in respect of the event of default;

•                  they or other holders must offer to the Trustee indemnity reasonably satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in taking that action;

•                  the Trustee must not have taken action for 60 days after the above steps have been taken; and

•                  during those 60 days, the holders of a majority in principal amount of the outstanding debt securities of the series must not have given the Trustee directions that are inconsistent with the written request of the holders of not less than 25% in principal amount of the debt securities of the series.

Under each indenture, the holder is entitled, however, at any time to bring a lawsuit for the payment of money due on his or her own security and not paid in full on or after its due date by Vale or Vale Overseas.

Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the Trustee and how to declare or cancel an acceleration of the maturity of the debt securities.

The holders of not less than a majority in principal amount of the debt securities of any series may waive any default for the debt securities of the series, except for defaults which cannot be waived without the consent of each holder.  If this happens, the default will be treated as if it had not occurred.  No one can waive a payment default, however, without the approval of each holder of the affected series of securities.

The relevant issuer of the debt securities will furnish to the Trustee within 120 days after the end of our fiscal year every year a written statement of certain of its officers and directors, as the case may be, that will either certify that, to the best of their knowledge, Vale or Vale Overseas, as applicable, is in compliance with the relevant indenture and the debt securities or specify any default.

Regarding the Trustee

If an event of default occurs, or an event occurs that would be an event of default if the requirements for giving Vale or Vale Overseas, as applicable, default notice or Vale or Vale Overseas’ default having to exist for a specified period of time were disregarded, the Trustee may be considered to have a conflicting interest with respect to the debt securities or the indenture for purposes of the Trust Indenture Act of 1939.  In that case, the Trustee may be required to resign as trustee under the applicable indenture and Vale or Vale Overseas, as applicable, would be required to appoint a successor trustee.

Guaranty

Vale has irrevocably and unconditionally guaranteed to each holder of a security of each series of debt securities issued by Vale Overseas and authenticated and delivered by the Trustee and to the Trustee the full and punctual payment (whether at the stated maturity, upon redemption, purchase pursuant to an offer to purchase or acceleration or otherwise) of the principal, premium, interest, additional amounts and all other amounts that may come due and payable under each security and the full and punctual payment of all other amounts payable by Vale Overseas under the indenture as they come due.  Upon failure by Vale Overseas to pay punctually any such amount, Vale shall forthwith pay the amount not so paid at the place and time and in the manner specified in the indenture.

Vale’s obligations are unconditional and absolute and, without limiting the generality of the foregoing, will not be released, discharged or otherwise affected by:

•                  any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of Vale Overseas under the indenture or any security, by operation of law or otherwise;

•                  any modification or amendment of or supplement to the indenture or any security;

•                  any change in the corporate existence, structure or ownership of Vale Overseas, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Vale Overseas or its assets or any resulting release or discharge of any obligation of Vale Overseas contained in the indenture or any security;

•                  the existence of any claim, set-off or other rights which Vale may have at any time against Vale Overseas, the Trustee or any other person, whether in connection with the indenture or any unrelated transactions, provided that nothing herein prevents the assertion of any such claim by separate suit or compulsory counterclaim;

•                  any invalidity or unenforceability relating to or against Vale Overseas for any reason of the indenture or any security, or any provision of applicable law or regulation purporting to prohibit the payment by Vale Overseas of the principal of or interest on any security or any other amount payable by Vale Overseas under the indenture; or

•                  any other act or omission to act or delay of any kind by Vale Overseas, the Trustee or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to our obligations under the guaranty.

Discharge; Reinstatement

Vale’s obligations under the guaranty will remain in full force and effect until the principal of, premium, if any, and interest on the securities and all other amounts payable by Vale Overseas under the indenture have been paid in full.  If at any time any payment of the principal of, premium, if any, or interest on any security or any other amount payable by Vale Overseas under the indenture is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of Vale Overseas or otherwise, our obligations hereunder with respect to such payment will be reinstated as though such payment had been due but not made at such time.

Waiver

Vale has unconditionally and irrevocably waived acceptance of the guaranty, presentment, demand, protest and any notice not provided for therein, as well as any requirement that at any time any action be taken by any person against Vale Overseas or any other person. The guaranty constitutes a guaranty of payment and not of collection.

Vale has unconditionally and irrevocably waived any and all rights provided under Articles 366, 827, 829, 835, 837 and 838 of the Brazilian Civil Code and Article 595 of the Brazilian Civil Procedure Code.

Subrogation and Contribution

Upon making any payment with respect to any obligation of Vale Overseas under the guaranty, Vale making such payment will be subrogated to the rights of the payee against Vale Overseas with respect to such obligation; provided, however, that Vale shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of (and premium, if any) and interest on all securities of the relevant series shall have been paid in full.

Stay of Acceleration

If acceleration of the time for payment of any amount payable by Vale Overseas under the indenture or the securities is stayed upon the insolvency, bankruptcy or reorganization of Vale Overseas, all such amounts otherwise subject to acceleration under the terms of the indenture are nonetheless payable by us forthwith on demand by the Trustee or the holders.